Exhibit 10.1
Non-employee Director Compensation

Board retainer. Each director receives $50,000 annually for board membership. At least $25,000 of the annual board retainer must be paid in CIGNA common stock equivalents, which provide deferred cash compensation credited at rates of return that track the economic performance of CIGNA common stock.

Committee member retainer. Each director receives $10,000 annually for each committee membership. Committee chairs and members of the Executive Committee do not receive this retainer.

Committee chair retainer. Each committee chair other than the chair of the Executive Committee receives $15,000 annually.

In addition to the $25,000 annual board retainer paid in CIGNA common stock equivalents, directors can elect to receive some (or all) of their cash compensation in:

•	common stock equivalents; or

•	deferred cash compensation credited at the same rates of return earned on employee participant contributions to certain funds offered by the CIGNA 401(k) Plan.

Annual credit. Each director is entitled to an annual credit of $61,000 to a Restricted Deferred Compensation Account under the Deferred Compensation Plan for directors of CIGNA Corporation. This amount is credited in restricted common stock equivalents and is payable in cash when a director dies or retires from the Board.

Hypothetical dividends. Hypothetical dividends are paid on common stock equivalents and restricted common stock equivalents and can be reinvested in common stock equivalents or invested in the hypothetical investments available for deferred cash compensation.

Restricted stock and stock equivalents. Any non-employee director who was not an officer or employee of CIGNA or any of its subsidiaries in the preceding 10 years is entitled to a one-time grant of 4,500 shares of restricted common stock or for directors beginning after October 1, 2004, 4,500 restricted common stock equivalents under the Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation. A director who receives shares or stock equivalents under this plan, in the case of restricted stock can collect dividends and vote the shares, but cannot transfer them until the later of:

•	six months from the date of grant; or

•	end of service due to death, disability, a change of control, retirement at or after age 72, or retirement between ages 65 and 72 with the consent of a majority of the other members of the board.

Shares or stock equivalents are forfeited if a director’s service ends for any other reason.

Travel accident coverage. Each director is provided $450,000 of coverage.

Financial planning. Each director can use the financial planning services available to CIGNA executive officers.

Insurance. Each director may purchase (on an after-tax basis) or participate in life insurance, medical/dental care programs, property/casualty personal lines insurance programs and matching gift programs available to CIGNA employees.